UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

VERU INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VERU INC.
2916 N. Miami Avenue
Suite 1000
Miami, Florida 33127
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 12, 2026
To the Shareholders of Veru Inc.:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Veru Inc. (the “Company”) will be held at 2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127, on March 12, 2026 at 9:00 a.m., local time, for the following purposes:
1.	To elect six members to the Board of Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2027 Annual Meeting of Shareholders.
2.
To consider and act upon a proposal to ratify the appointment of Cherry Bekaert LLP, independent registered public accounting firm, as the Company’s auditors for the fiscal year ending September 30, 2026.

3.	To consider and act upon a proposal to amend the Company’s 2018 Equity Incentive Plan.
4.	To approve a non-binding advisory proposal on executive compensation.
5.
To consider and vote upon a proposal to approve the adjournment of the Annual Meeting if necessary or appropriate in the view of our Board of Directors, including to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve any of the other proposals.

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this Proxy Statement and our 2025 Annual Report to Shareholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. All shareholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.
The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2025 Annual Report to Shareholders and a form of proxy or voting instruction card. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the Internet and a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

By Order of the Board of Directors,

Philip R. Greenberg
Secretary

Miami, Florida
January 28, 2026

Shareholders of record at the close of business on January 14, 2026 are entitled to vote at the Annual Meeting. Your vote is important to ensure that a majority of the stock is represented. Whether or not you plan to attend the meeting in person, please vote your shares by phone, via the Internet or, if you received paper copies of these proxy materials, by completing, signing, dating and returning the enclosed proxy card at your earliest convenience. Your vote is being solicited by the Board of Directors of the Company. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.
Shareholders of record may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on March 11, 2026.
Or, if you received a paper copy of the proxy materials, you can return the enclosed proxy card in the envelope provided.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VERU INC.
2916 N. Miami Avenue
Suite 1000
Miami, Florida 33127
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
2026 Annual Meeting of Shareholders to be Held on March 12, 2026:
This Proxy Statement and the Accompanying Annual Report
are Available at: www.proxyvote.com
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Veru Inc. (the “Company”) to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127, 9:00 a.m., local time, on Thursday, March 12, 2026, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. A copy of our 2025 Annual Report to Shareholders, this Proxy Statement and accompanying proxy card are being distributed, furnished or otherwise made available beginning on or about January 28, 2026. Additionally, we are mailing the Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) on or about January 28, 2026.
GENERAL INFORMATION
Proxies and Voting Procedures
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to our shareholders by providing access to such documents on the Internet. Accordingly, an Internet Availability Notice has been mailed to many of our shareholders, while other shareholders have instead received paper copies of the documents accessible on the Internet. Shareholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of proxy materials be sent to them by following the instructions in the Internet Availability Notice.
Most shareholders have a choice of voting over the Internet, by telephone, by using a traditional proxy card or by attending the Annual Meeting and voting in person by ballot. Shareholders who have received paper copies of these proxy materials (including the form of proxy), may complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage pre-paid envelope or may vote over the Internet or by telephone. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian, please follow the voting instructions given by the broker, nominee, fiduciary or other custodian. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on March 11, 2026. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.
The Board of Directors knows of no business which will be presented at the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their judgment. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. A shareholder will be able to revoke his or her proxy until it is voted. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted FOR: (1) the election of the directors listed in the enclosed proxy, (2) the proposal to ratify the appointment of Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026 (the “Auditor Ratification Proposal”), (3) the proposal to amend the Company’s 2018 Equity Incentive Plan (the “Equity Incentive Plan Amendment Proposal”), (4) a non-binding advisory proposal on executive compensation (the “Say on Pay Proposal”), and (5) the proposal to approve the adjournment of the Annual Meeting if necessary or appropriate in the view of our Board of Directors, including to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve any of the other proposals at the Annual Meeting (the “Adjournment Proposal”).

Shareholders may revoke proxies (including an Internet or telephone vote) at any time to the extent they have not been exercised by giving written notice to the Company or by a later executed proxy via the Internet, by telephone or by mail. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. Only the most recent proxy will be exercised and all others will be disregarded regardless of the method by which the proxies were authorized. If shares of Common Stock are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions for those shares.
Shareholders Entitled to Vote
Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), whose names appear of record on the books of the Company at the close of business on January 14, 2026 (the “Record Date”), are entitled to vote at the Annual Meeting. On the Record Date, there were 16,050,320 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be presented at the Annual Meeting. This number does not include 7,000,000 shares of Common Stock issuable upon the exercise of pre-funded warrants outstanding as of the Record Date (which are immediately exercisable at an exercise price of $0.001 per share of Common Stock, subject to beneficial ownership limitations) or 16,800,000 shares of Common Stock issuable upon the exercise of Series A warrants and Series B warrants outstanding as of the Record Date (which are immediately exercisable at an exercise price of $3.00 per share of Common Stock, subject to beneficial ownership limitations).
Quorum; Required Vote
A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. Under Wisconsin law, directors are elected by plurality, meaning that the six individuals receiving the largest number of votes are elected as directors. Approval of each of the Auditor Ratification Proposal, the Say on Pay Proposal and the Adjournment Proposal requires the number of votes cast in favor of the proposal to exceed the number of votes cast against the proposal and approval of the Equity Incentive Plan Amendment Proposal requires that a majority of the votes cast vote in favor of the proposal. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instruction from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owners) will count toward the quorum requirement but will not count toward the determination of whether directors are elected or whether the Auditor Ratification Proposal, the Equity Incentive Plan Amendment Proposal, the Say on Pay Proposal or the Adjournment Proposal is approved.
Who to Contact with Questions About How to Vote Your Shares
If you have any questions about how to vote your shares, you may contact our proxy solicitor at:
Alliance Advisors, LLC
150 Clove Road, Suite 400, Little Falls, NJ 07424
Telephone: 1-855-206-1743
Email: veru@allianceadvisors.com

PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors has established the number of directors at six. The Board of Directors has nominated Mitchell S. Steiner, M.D., F.A.C.S., Harry Fisch, M.D., F.A.C.S., Michael L. Rankowitz, Grace Hyun, M.D., Lucy Lu, M.D., and Loren Katzovitz for election as directors, all to serve until the 2027 Annual Meeting of Shareholders.
All of the nominees are incumbent directors. We anticipate that the nominees for election as directors will be candidates when the election is held. However, if any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees (except where the proxy withholds authority with respect to the election of directors).
Below is information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting. The information presented includes information each nominee has given us about his or her age, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. The information presented also includes, under the heading “Director Qualifications,” a description for each nominee of the specific experience, qualifications, attributes and skills that led the Nominating and Governance Committee and the Board of Directors to conclude that he or she should serve as a director. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board of Directors to conclude that the nominee should serve as a director, the Nominating and Corporate Governance Committee and the Board of Directors also considered the qualifications and criteria described below under “Corporate Governance Matters – Director Nominations” with the objective of creating a complementary mix of directors.
Nominees for Election as Directors
MITCHELL S. STEINER, M.D., F.A.C.S.
Age: 65; Elected Director: 2016; Present Term Ends: 2026 Annual Meeting
Mitchell S. Steiner, M.D., F.A.C.S. has served as President and Chief Executive Officer of the Company and as a director of the Company since October 2016 and as Chairman of the Board since March 2018. Dr. Steiner was the co-founder of Aspen Park Pharmaceuticals, Inc. (“Aspen Park”), and served as Aspen Park’s Chief Executive Officer, President and Vice Chairman of the Board from July 2014 to October 2016. From 2014 to 2016, Dr. Steiner was a consultant and then the President, Urology and member of senior management of OPKO Health, Inc. (NASDAQ:OPK) and had responsibilities for the launch, marketing, sales and reimbursement of 4Kscore prostate cancer test to urologists and primary care physicians. Dr. Steiner was also the co-founder of GTx, Inc., a men’s health and oncology public company, where he served as Chief Executive Officer and Vice Chairman of Board of Directors from 1997 to 2014. Dr. Steiner is a Board Certified Urologist and a Fellow of the American College of Surgeons and has held numerous academic appointments, including Assistant Professor of Urology, Cell Biology, and Pathology at Vanderbilt School of Medicine from 1993 to 1995 and Chairman and Professor of Urology, Director of Urologic Oncology and Research and the Chair of Excellence in Urologic Oncology at the University of Tennessee from 1995 to 2004. Dr. Steiner holds a B.A. in Molecular Biology and Chemistry from Vanderbilt University and an M.D. from the University of Tennessee. He performed his surgical and urologic training at The Johns Hopkins Hospital and postdoctoral research fellow in cell biology at Vanderbilt School of Medicine.
Director Qualifications
Dr. Steiner’s medical background and extensive leadership and management experience, including strategic planning, marketing, new product development, market research, operations, corporate communication, corporate transactions, as well as a deep knowledge of the Company’s industry, business and strategic evolution and his experience as the President, Chief Executive Officer and co-founder of Aspen Park, all led to the conclusion that he should serve as a director and Chairman, President and Chief Executive Officer of the Company.

HARRY FISCH, M.D., F.A.C.S.
Age: 67; Elected Director: 2016; Present Term Ends: 2026 Annual Meeting
Harry Fisch, M.D., F.A.C.S. has served as a director of the Company since October 2016, as Vice Chairman of the Board since March 2018 and as Chief Corporate Officer of the Company since January 2018. Dr. Fisch was the co-founder of Aspen Park and served as the Chairman of the Board and Chief Scientific Officer of Aspen Park from July 2014 to October 2016. Since 1994, Dr. Fisch has served as the Chief Executive Officer and President of Millennium Sciences, Inc. Dr. Fisch has also had numerous academic and clinical appointments including Clinical Professor of Urology and Reproductive Medicine at Weill College of Medicine, Cornell University from 2009 to 2022, Director of the Male Reproductive Center at Albert Einstein College of Medicine/Montefiore Medical Center from 1998 to 1999 and Professor of Clinical Urology at Columbia University, College of Physicians and Surgeons from 1999 to 2009. Dr. Fisch is a Board Certified Urologist and a Fellow of the American College of Surgeons. Dr. Fisch holds a B.A. in Chemistry from the State University of New York at Binghamton, an M.D. from Mount Sinai School of Medicine, New York, and performed his surgical and urologic training at Albert Einstein College of Medicine/Montefiore Medical Center.
Director Qualifications
Dr. Fisch’s medical background, experience in the pharmaceutical industry and deep understanding of the Company’s industry, business and strategic evolution, as well as his experience as the Chairman of the Board, Chief Scientific Officer and a co-founder of Aspen Park, all led to the conclusion that he should serve as a director of the Company.
MICHAEL L. RANKOWITZ
Age: 68; Elected Director: 2018; Present Term Ends: 2026 Annual Meeting
Michael L. Rankowitz has served as a director of the Company since March 2018. Mr. Rankowitz has served as a Senior Advisor at Morgan Stanley since 2001. From 1980 to 2001, Mr. Rankowitz was employed at Morgan Stanely, most recently from 1992 to 2001 as a managing director, where he also served as a co-head of Global High Yield and was responsible for risk management, research and sales for high yield, emerging markets, bank debt and distressed securities. Mr. Rankowitz has held directorships with NF Investment Corp., Carlyle Funds, 1st Tee of Metropolitan New York, Discover Card, Clarent Hospital Corp., New York Racing Authority, International Dyslexia Association - New York Branch, Trinity School (New York) and Browning School (New York). He has a B.S. in Mathematics from the University of Vermont.
Director Qualifications
Mr. Rankowitz’s extensive experience in investment banking, particularly in corporate finance transactions and risk management, led to the conclusion that he should serve as a director of the Company.
GRACE HYUN, M.D.
Age: 54; Elected Director: 2020; Present Term Ends: 2026 Annual Meeting
Grace Hyun, M.D., has served as a director of the Company since August 2020. Ms. Hyun has served as a Director of Pediatric Urology at NYU Langone Hospital-Brooklyn and a Clinical Associate Professor at NYU Langone School of Medicine since 2017. From 2011 to 2017, Ms. Hyun served as an Associate Director of Pediatric Urology at The Mount Sinai Medical Center and as an Assistant Professor at The Mount Sinai School of Medicine. She has served as a board member to the New York Section of the American Urological Association, the New York Academy of Medicine and the Societies of Pediatric Urology. She received her M.D. from Cornell University Medical School and has a B.A. in History from Columbia University.
Director Qualifications
Dr. Hyun’s medical background and deep understanding of the Company’s industry led to the conclusion that she should serve as a director of the Company.
LUCY LU, M.D.
Age: 51; Appointed Director: 2021; Present Term Ends: 2026 Annual Meeting
Lucy Lu, M.D. has served as a director of the Company since May 2021 and previously from October 2016 to March 2019. Dr. Lu has served as Chief Strategy Officer of Fortress Biotech, Inc. since April 2025. She also served as a director of Fortress Biotech, Inc. from December 2022 to April 2025. She served as Chief Operations Officer of

Innovative Cellular Therapeutics, Inc., a company focused on developing cell therapy for solid tumors, from April 2022 to February 2024. From February 2015 to March 2022, Dr. Lu was President, Chief Executive Officer and a director of Avenue Therapeutics, Inc., a company focused on pharmaceutical therapies used in the acute care setting. From February 2012 to June 2017, Dr. Lu was the Executive Vice President and Chief Financial Officer of Fortress Biotech, Inc. Prior to working in the biotech industry, Dr. Lu had 10 years of experience in healthcare-related equity research and investment banking. From February 2007 to January 2012, Dr. Lu was a senior biotechnology equity analyst with Citigroup Investment Research. From 2004 until joining Citigroup, she was with First Albany Capital, serving as Vice President from April 2004 until becoming a Principal of First Albany Capital in February 2006. Dr. Lu obtained her M.D. from the New York University School of Medicine and her M.B.A. from the Leonard N. Stern School of Business at New York University. Dr. Lu obtained a B.A. from the University of Tennessee’s College of Arts and Science.
Director Qualifications
Dr. Lu’s extensive experience in leadership positions in the pharmaceutical and medical products industries and her knowledge of the Company from her previous service as a director led to the conclusion that she should serve as a director of the Company.
LOREN KATZOVITZ
Age: 64; Appointed Director: 2024; Present Term Ends: 2026 Annual Meeting
Mr. Katzovitz has served as a director of the Company since August 2024. Mr. Katzovitz has served as Senior Managing Director of Centiva Capital since December 2023. From September 2017 to October 2023, Mr. Katzovitz served as Managing Director of Lazard Asset Management. He previously led several businesses related to Guggenheim Partners, which he joined in 2002. Mr. Katzovitz was Guggenheim Partners’ President and a Managing Partner until 2006. During this time, he co-founded Guggenheim Advisors and Guggenheim Alternative Asset Management (GAAM), serving as its Chairman & CEO until 2011. Then, Mr. Katzovitz transitioned his role at GAAM to launch Guggenheim Global Trading (GGT), which served as Guggenheim Partners Proprietary investment vehicle. He then formed Deimos Asset Management which was formed through a management buyout of GGT. Mr. Katzovitz holds a B.S. degree from the University of Southern California.
Director Qualifications
Mr. Katzovitz’s extensive experience in leadership positions in the investment banking and hedge fund industries led to the conclusion that he should serve as a director of the Company.
The Board of Directors recommends that shareholders vote FOR all nominees.

DIRECTORS MEETINGS AND COMMITTEES
Directors and Director Attendance
The Board of Directors currently consists of six members: Mitchell S. Steiner, M.D., F.A.C.S., Harry Fisch, M.D., F.A.C.S., Michael L. Rankowitz, Grace Hyun, M.D., Lucy Lu, M.D, and Loren Mark Katzovitz. At each annual meeting of shareholders, directors are elected for a term of one year to succeed those directors whose terms are expiring.
Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
The Board of Directors held eight meetings during the Company’s fiscal year ended September 30, 2025. Each of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served, if any.
The chart below identifies the current members of each of these committees, along with the number of meetings held by each committee during the fiscal year ended September 30, 2025:

	Audit	Compensation	Nominating and Corporate Governance
Number of Meetings:	5	7	2
Name of Member:
Michael L. Rankowitz	X	X*
Grace Hyun		X	X*
Lucy Lu	X*	X
Loren Katzovitz	X	X	X

X = committee member; * = current committee chairperson
Audit Committee
The responsibilities of the Audit Committee, in addition to such other duties as may be specified by our Board of Directors, include the following: (1) responsibility for selecting, evaluating and, where appropriate, replacing the independent registered public accounting firm for the Company; (2) review of the timing, scope and results of the independent registered public accounting firm’s audit examination; (3) review of periodic comments and recommendations by the independent registered public accounting firm and of our response thereto; (4) review of our financial statements; and (5) review of the scope and adequacy of our internal accounting controls. The Audit Committee is an audit committee for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s report required by the rules of the SEC appears on page 10.
Compensation Committee
The Compensation Committee (1) reviews and approves the goals and objectives relating to the compensation of our Chief Executive Officer and other executive officers, and determines the compensation of those executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation; (2) reviews and makes recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans; (3) administers our stock incentive, equity-based and other employee benefit plans in accordance with the responsibilities assigned to the Committee under any and all such plans; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors. The Compensation Committee’s charter requires that the Company provide the Compensation Committee with adequate funding to engage any compensation consultants or other advisers the Compensation Committee deems it appropriate to engage. During fiscal 2025, no compensation consultant had a role in determining or recommending the amount or form of compensation for our executive offficers or directors.
Management plays a significant role in assisting the Compensation Committee in its oversight of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, establishing individual performance targets and objectives, recommending salary levels and equity incentive grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in making recommendations regarding overall compensation policies and plans as well as specific compensation levels for the named executive officers and other key employees, other than the Chief Executive Officer. Members of management who were present during a part of the Compensation Committee meetings in fiscal 2025 and the first part of fiscal 2026 included the Chairman, President and Chief Executive Officer, the Chief Corporate Officer, and the Chief Financial Officer and Chief Administrative Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, identifies and recommends to our Board of Directors nominees for election to the Board of Directors, reviews and makes recommendations to our Board of Directors regarding the size and composition of the Board of Directors and the committees of our Board of Directors and reviews and recommends to our Board of Directors corporate governance policies and practices for the Company.
Charters of Committees
The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website for investors at www.verupharma.com/investors, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS
We are committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of the Company and our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website for investors at www.verupharma.com/investors.
Director Independence
Our Board of Directors has reviewed the independence of the nominees for election to the Board of Directors at the Annual Meeting under the applicable standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the listing standards of the NASDAQ Stock Market:
(1)	Michael L. Rankowitz
(2)	Grace Hyun, M.D.
(3)	Lucy Lu, M.D.
(4)	Loren Katzovitz
Based upon such standards, Mitchell S. Steiner, M.D., F.A.C.S. and Harry Fisch, M.D., F.A.C.S. are the only directors who are not independent in part because Dr. Steiner is our President and Chief Executive Officer and Dr. Fisch is our Chief Corporate Officer.
In addition, based on such standards, the following person who served as a director during the fiscal year ended September 30, 2025 but is no longer a director was independent: Mario Eisenberger, M.D.
Board Leadership Structure
Historically, we have generally had the same person serving as the Chief Executive Officer and as Chairman of the Board of Directors. Mitchell S. Steiner, M.D., F.A.C.S., our President and Chief Executive Officer, has also served as Chairman of the Board since March 2018. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine the most appropriate Board leadership structure based on the relevant facts and circumstances. We do not have a director who serves as lead independent director or a similar position.
The Board’s Role in Risk Oversight
The role of our Board of Directors in our risk oversight process includes receiving reports from members of our senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks. The Board has authorized the Audit Committee to oversee and periodically review our enterprise risk assessment and enterprise risk management policies.
Director Nominations
We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.
The Nominating and Corporate Governance Committee will consider director nominees recommended by our shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, Veru Inc., 2916 North Miami Avenue, Suite 1000, Miami, Florida 33127, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by the

shareholder making the recommendation. We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.
The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. For new potential board members, the Nominating and Corporate Governance Committee will in the first instance consider the independence of the potential member and the appropriate size of the board and then the qualifications of the proposed member. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:
•	personal integrity and high ethical character;
•	professional excellence;
•	accountability and responsiveness;
•	absence of conflicts of interest;
•	fresh intellectual perspectives and ideas; and
•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.
We do not have a formal policy for the consideration of diversity by our Nominating and Corporate Governance Committee in identifying nominees for director. Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.
Communications between Shareholders and the Board of Directors
We have placed on our website for investors located at www.verupharma.com/investors a description of the procedures for shareholders to communicate with our Board of Directors, a description of our policy for our directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s annual meeting of shareholders.
Code of Business Ethics
We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on our website for investors which is located at www.verupharma.com/investors. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our website.
Policy on Trading, Hedging and Pledging Our Common Stock
We have adopted an Insider Trading Policy which applies to our directors, officers (including but not limited to executive officers) and employees and immediate family members and members of the household of directors, officers and employees as well as contractors or consultants who the Company determines should be subject to the Insider Trading Policy. Our Insider Trading Policy prohibits any person subject to the Policy from engaging in any transaction involving any of our securities during any period in which he or she possesses material nonpublic information concerning the Company subject to certain exceptions set forth in the Policy and from making improper disclosure of material nonpublic information concerning the Company to others. Our Insider Trading Policy also prohibits any person subject to the Policy from purchasing any financial instrument, or otherwise engaging in any transaction, that is designed to hedge or offset any decrease in the market value of our Common Stock, including prepaid forward contracts, equity swaps, zero-cost collars and forward sale contracts. All persons subject to our Insider Trading Policy are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan unless such an arrangement is pre-cleared by our Executive Vice President - General Counsel. All transactions in our securities by directors, executive officers and certain other employees must be pre-cleared with our Executive Vice President - General Counsel, and such persons are also subject to restrictions on trading during certain blackout periods. The foregoing description of our Insider Trading Policy is qualified in its entirety by the full text of our Insider Trading Policy, which has been filed as an exhibit to our most recent Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee is currently comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the listing standards of the NASDAQ Stock Market and the rules of the SEC. The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter.
The Audit Committee has:
•	reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2025, with our management and with our independent registered public accounting firm;
•	discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•
received and discussed with our independent registered public accounting firm the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.

Based on such review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 for filing with the SEC.
AUDIT COMMITTEE:
Lucy Lu. M.D. (Chairperson)
Michael L. Rankowitz
Loren Katzovitz
Fees of Independent Registered Public Accounting Firm
The following table summarizes the fees we paid for audit and non-audit services rendered by our independent registered public accounting firm, Cherry Bekaert LLP, during fiscal 2025 and 2024, and for audit and non-audit services rendered by our previous independent registered public accounting firm RSM US LLP, during fiscal 2024:

Service Type	Fiscal 2025	Fiscal 2024
Audit Fees(1)	$368,000	$893,000
Audit-Related Fees	—	—
Tax Fees(2)	$101,200	$122,100
All Other Fees	—	—
Total Fees	$469,200	$1,015,100

(1)
Consists of fees for the audit of the Company’s consolidated financial statements for the years ended September 30, 2025 and 2024, reviews of financial information included in the Company’s quarterly reports on Form 10-Q for fiscal 2025 and fiscal 2024, the restatement of the Company’s consolidated financial statements during fiscal 2024, statutory audits of the foreign entities for fiscal 2024, and consents and assistance with documents filed by the Company with the SEC.

(2)
Consists of fees relating to the preparation of the Company’s corporate income tax returns and related informational filings, review of foreign tax structuring and preparation of foreign income tax returns.

The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Cherry Bekaert LLP.
The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairperson of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairperson of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent registered public accounting firm.
Each new engagement of our independent registered public accounting firm to perform non-audit services set forth in the table above has been approved in advance by the Audit Committee or the Chairperson of the Audit Committee pursuant to the foregoing procedures.
Audit Committee Financial Expert
Our Board of Directors has determined that one of the members of the Audit Committee, Lucy Lu, M.D. qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on her work experience and education.

EXECUTIVE OFFICERS
The names of, and certain information regarding, executive officers of the Company who are not directors or director nominees as of the date of this Proxy Statement, are set forth below.

Name	Age	Position
Michele Greco	67	Chief Financial Officer and Chief Administrative Officer of the Company
K. Gary Barnette	58	Chief Scientific Officer of the Company

MICHELE GRECO
Age: 67; Chief Financial Officer and Chief Administrative Officer
Ms. Greco has served as Chief Financial Officer of the Company since March 2018 and as Chief Administrative Officer of the Company since December 2017. Ms. Greco served as Executive Vice President of Finance of the Company from October 2016 to March 2018, as Executive Vice President and Chief Financial Officer of the Company from December 2014 to October 2016 and as Vice President and Chief Financial Officer of the Company from January 2013 to December 2014. Ms. Greco is a CPA with nearly 30 years of experience in public accounting with Ernst & Young LLP. From January 2011 to February 2012, Ms. Greco provided consulting services to Systems Research Incorporated as a recruiter of finance professionals. From March 2009 to January 2011, Ms. Greco was involved in a series of personal business ventures. From 1994 to March 2009, Ms. Greco served as an audit partner with Ernst & Young LLP. Ms. Greco joined Ernst & Young LLP in 1981.
K. GARY BARNETTE
Age: 58; Chief Scientific Officer
Dr. Barnette has served as Chief Scientific Officer of the Company since September 2018. Dr. Barnette served as Senior Vice President of Scientific and Regulatory Affairs of Camargo Pharmaceutical Services (“Camargo”), now part of Premier Research, a provider of drug development services specializing in the 505(b)(2) approval pathway, from October 2016 to September 2018, as Vice President of Scientific and Regulatory Affairs of Camargo from January 2016 to October 2016, and as Vice President of Drug Development of Camargo from May 2012 to January 2016. Dr. Barnette was also the co-founder of GTx, Inc., a men’s health and oncology public company, where he served in various roles from 2001 to 2012. From 1998 to 2001, Dr. Barnette worked for Solvay Pharmaceuticals, Inc., eventually serving as Director of Regulatory Affairs. From 1995 until 1998, Dr. Barnette served as Clinical Pharmacology and Biopharmaceutics Reviewer for the U.S. Food and Drug Administration. Dr. Barnette earned his Doctor of Philosophy, Basic Pharmaceutical Sciences from West Virginia University in 1995 and his Bachelor of Science from Salem College in 1989.

SECURITY OWNERSHIP
The following table sets forth information regarding beneficial ownership of our Common Stock as of January 14, 2026 with respect to (1) each person known to the Company to own beneficially more than 5% of our Common Stock, (2) each named executive officer (as defined below under the heading “Executive Compensation”) and each director and director nominee, and (3) all directors, nominees and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of our Common Stock subject to options or warrants that are either currently exercisable or exercisable within 60 days of January 14, 2026, are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table lists applicable percentage ownership based on 16,050,320 shares of Common Stock outstanding as of January 14, 2026.

	Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class
5% Shareholder
Alyeska Master Fund, L.P.(2)	1,670,000	9.99%
Directors, Nominees and Executive Officers:
Mitchell S. Steiner, M.D., F.A.C.S.(3)	1,033,401	6.3%
Harry Fisch, M.D., F.A.C.S.(4)	924,677	5.7%
Michael L. Rankowitz(5)	74,502	*
Lucy Lu, M.D.(6)	32,982	*
Grace Hyun, M.D.(7)	29,148	*
Loren Katzovitz(8)	25,401	*
K. Gary Barnette(9)	129,278	*
Michele Greco(10)	147,547	*
All directors and executive officers, as a group (8 persons)(11)	2,396,936	14.2%

*	Less than 1 percent.
(1)	Unless otherwise indicated, the address of each beneficial owner is 2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127.
(2)
Consists of (a) 1,000,000 shares of Common Stock and (b) 670,000 shares of Common Stock underlying the warrants described below after giving effect to a beneficial ownership blocker in such warrants which prohibits the holder from exercising the warrants to the extent the holder would beneficially own, after exercise, more than 9.99% of the outstanding shares of Common Stock. As of January 14, 2026, Alyeska Master Fund, L.P. held (i) 1,000,000 shares of Common Stock, (ii) pre-funded warrants to purchase up to 7,000,000 shares of Common Stock, (iii) Series A warrants to purchase up to 8,000,000 shares of Common Stock, and (iv) Series B warrants to purchase up to 8,000,000 shares of Common Stock. The address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago, IL 60601.

(3)
Consists of (a) 694,270 shares of Common Stock owned directly by Dr. Steiner, (b) 14,400 shares of Common Stock held in trusts for the benefit of Dr. Steiner’s adult children of which Dr. Steiner is the trustee, and (c) 324,731 shares of Common Stock subject to stock options.

(4)
Consists of (a) 23,359 shares of Common Stock held directly by Dr. Fisch, (b) 54,114 shares of Common Stock held jointly by Dr. Fisch and his spouse, (c) 723,909 shares of Common Stock held by K&H Fisch Family Partners, LLC, of which Dr. Fisch is the sole manager, and (d) 123,295 shares of Common Stock subject to stock options.

(5)	Consists of (a) 25,000 shares of Common Stock owned directly by Mr. Rankowitz and (b) 49,502 shares of Common Stock subject to stock options.
(6)	Consists of (a) 980 shares of Common Stock owned directly by Dr. Lu and (b) 32,002 shares of Common Stock subject to stock options.
(7)	Consists of (a) 1,479 shares of Common Stock owned directly by Dr. Hyun and (b) 27,669 shares of Common Stock subject to stock options.
(8)	Consists of (a) 22,400 shares of Common Stock owned directly by Mr. Katzovitz and (b) 3,001 shares of Common Stock subject to stock options.
(9)	Consists of (a) 500 shares of Common Stock owned directly by Dr. Barnette and (b) 128,778 shares of Common Stock subject to stock options.
(10)	Consists of (a) 9,617 shares of Common Stock owned directly by Ms. Greco and (b) 137,930 shares of Common Stock subject to stock options.
(11)
Includes (a) 14,400 shares of Common Stock held in trusts for the benefit of Dr. Steiner’s adult children of which Dr. Steiner is the trustee, (b) 54,114 shares of Common Stock held jointly by Dr. Fisch and his spouse, (c) 723,909 shares of Common Stock held by K&H Fisch Family Partners, LLC, of which Dr. Fisch is the sole manager, and (d) 826,908 shares of Common Stock subject to stock options.

The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this Proxy Statement. This information should not be construed as an admission of beneficial ownership for other purposes.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.
Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 2025 all reports required by Section 16(a) to be filed by the Company’s officers, directors and more than 10% shareholders were filed on a timely basis.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table shown below provides information for the Company’s last two fiscal years regarding compensation paid by the Company to the person who served as Chief Executive Officer during fiscal 2025 and the two other most highly compensated executive officers of the Company based on their total compensation during fiscal 2025. The individuals listed in this table are referred to elsewhere in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Option Awards(1)	Nonequity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Mitchell S. Steiner, Chairman, President and Chief Executive Officer	2025	$836,211	$163,296	$636,156	$14,000	$1,649,663
	2024	$804,049	$516,774	$656,380	—	$1,977,203
K. Gary Barnette, Chief Scientific Officer	2025	$615,619	$44,928	$266,460	$14,000	$941,007
	2024	$591,941	$140,189	$270,606	—	$1,002,736
Harry Fisch Vice Chairman and Chief Corporate Officer	2025	$505,633	$44,928	$218,855	—	$769,416
	2024	$486,186	$140,189	$222,260	—	$848,635

(1)
We have used equity incentive compensation in the form of grants of stock options subject to time-based vesting criteria to further achieve our goals of aligning our shareholders’ interests with those of our named executive officers and to promote our executive retention objectives. The amount in this column equals the grant date fair value of the award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of the grant date fair value are included in Note 10 to our audited consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on December 17, 2025.

(2)
The Company has an annual incentive bonus program which provides participating named executive officers with the opportunity to receive annual payouts in cash and/or options to purchase shares of Common Stock. Participants are eligible to receive payouts upon achievement of corporate goals and individual goals. Corporate goals for fiscal 2024 and fiscal 2025 included specific objectives relating to general corporate matters and development for our drug candidates as well as the performance of our FC2 business for the fiscal 2024 bonus and the sale of the FC2 business for the fiscal 2025 bonus. Payouts are equal to each participant’s target amount multiplied by the weighted percentage achievement of the corporate goals and the participant’s individual goals.

(3)	The amount of “All Other Compensation” consists of matching contributions by the Company under the Company’s retirement plan for its employees.
Equity Awards
During the fiscal year ended September 30, 2025, the Company granted stock options to the named executive officers as set forth in the table below. No stock options were exercised by the named executive officers during the fiscal year ended September 30, 2025. All options vest upon the occurrence of a “change of control” (as defined in the applicable Equity Incentive Plan).

The following table provides information regarding stock options held by the named executive officers at September 30, 2025.

	Option Awards
Name	Number of Shares Underlying Unexercised Options		Option Expiration Price	Option Exercise Date
	Exercisable	Unexercisable
Mitchell S. Steiner	35,000	—	$12.00	8/2/2027
	18,842	—	$12.20	12/14/2027
	21,080	—	$18.90	5/2/2028
	12,581	—	$13.80	12/11/2028
	21,560	—	$16.00	5/13/2029
	35,000	—	$19.20	11/14/2029
	4,000	—	$27.50	11/13/2030
	36,000	—	$27.50	11/13/2030
	36,000	—	$83.50	11/3/2031
	30,000	—	$112.10	4/22/2032
	24,800	12,400(1)	$114.60	11/2/2032
	24,934	12,466(2)	$13.70	5/9/2033
	12,534	25,066(3)	$16.30	5/7/2034
	—	37,800(4)	$5.02	5/6/2035
K. Gary Barnette	30,000	—	$18.70	9/4/2028
	9,900	—	$16.00	5/13/2029
	13,781	—	$19.20	11/14/2029
	10,500	—	$19.20	11/14/2029
	11,250	—	$27.50	11/13/2030
	13,480	—	$83.50	11/3/2031
	20,000	—	$112.10	4/22/2032
	6,534	3,266(1)	$114.60	11/2/2032
	6,667	3,333(2)	$13.70	5/9/2033
	3,400	6,800(3)	$16.30	5/7/2034
	—	10,400(4)	$5.02	5/6/2035
Harry Fisch	5,500	—	$12.00	8/2/2027
	5,400	—	$18.90	5/2/2028
	3,740	—	$13.80	12/11/2028
	9,900	—	$16.00	5/13/2029
	12,356	—	$19.20	11/14/2029
	10,200	—	$19.20	11/14/2029
	12,512	—	$27.50	11/13/2030
	10,500	—	$27.50	11/13/2030
	13,320	—	$83.50	11/3/2031
	20,000	—	$112.10	4/22/2032
	6,534	3,266(1)	$114.60	11/2/2032
	6,667	3,333(2)	$13.70	5/9/2033
	3,400	6,800(3)	$16.30	5/7/2034
	—	10,400(4)	$5.02	5/6/2035

(1)	Options for the shares vest on November 2, 2025.
(2)	Options for the shares vest on May 9, 2026.
(3)	Options for one-half of the shares vest on each of May 7, 2026 and May 7, 2027.
(4)	Options for one-third of the shares vest on each of May 6, 2026, May 6, 2027 and May 6, 2028.

Employment Agreements
The Company entered into an Employment Agreement with Dr. Steiner on April 5, 2016 that took effect on October 31, 2016 (as amended on July 18, 2016 and November 4, 2016, the “Steiner Employment Agreement”). Under the Steiner Employment Agreement, Dr. Steiner’s position with the Company is President and Chief Executive Officer. The initial term of the Steiner Employment Agreement was for three years from October 31, 2016, with automatic one-year renewals thereafter. The Steiner Employment Agreement is still in effect. The Steiner Employment Agreement requires that Dr. Steiner (i) receive a minimum annual base salary of $375,000, (ii) be eligible to receive an annual bonus under the Company’s annual incentive bonus program and (iii) be entitled to participate in our equity incentive plans. Dr. Steiner is also entitled to participate in all of our employee benefit plans, practices and programs on a basis no less favorable than other similarly situated employees. In the event that Dr. Steiner’s employment is terminated by the Company without “cause” or by Dr. Steiner for “good reason” (each as defined in the Steiner Employment Agreement), Dr. Steiner will be entitled to continuation of his base salary and medical and dental insurance coverage for a period of one year following termination. The Steiner Employment Agreement contains customary noncompetition, nonsolicitation and nondisclosure covenants on the part of Dr. Steiner.
The Company and Dr. Barnette are parties to an Employment Agreement dated as of September 4, 2018 (the “Barnette Employment Agreement”). Under the Barnette Employment Agreement, Dr. Barnette’s position with the Company is Chief Scientific Officer. The Barnette Employment Agreement does not have a definite term. The Barnette Employment Agreement requires that Dr. Barnette (i) receive a minimum annual base salary of $330,000, (ii) be eligible to receive an annual bonus equal to 45% of his base salary under the Company’s annual incentive bonus program and (iii) be entitled to participate in our equity incentive plans. Dr. Barnette is also entitled to participate in all of our employee benefit plans, practices and programs on a basis no less favorable than other similarly situated employees. In the event that Dr. Barnette’s employment is terminated by the Company without “cause” or by Dr. Barnette for “good reason” (each as defined in the Barnette Employment Agreement), Dr. Barnette will be entitled to continuation of his base salary for a period of six months following termination, payment of any unpaid annual bonus for any completed fiscal year, payment of a pro-rated payment of his target bonus for the year in which the termination occurs and continuation of medical and dental insurance coverage until the earliest of (i) six months following termination, (ii) the date Dr. Barnette is no longer eligible to receive COBRA or comparable state law continuation coverage or (iii) the date on which Dr. Barnette becomes eligible to receive substantially similar coverage from another employer or another source. If Dr. Barnette’s employment is terminated by the Company without “cause” or by Dr. Barnette for “good reason” within six months following a “change in control” (as defined in the Barnette Employment Agreement), then in addition to the benefits described in the preceding sentence Dr. Barnette will be entitled to the accelerated vesting of all unvested equity compensation awards. The Barnette Employment Agreement contains customary noncompetition, nonsolicitation and nondisclosure covenants on the part of Dr. Barnette.
The Company and Dr. Fisch are parties to an Employment Agreement dated as of December 31, 2017 (the “Fisch Employment Agreement”). Under the Fisch Employment Agreement, Dr. Fisch’s position with the Company is Chief Corporate Officer. The Fisch Employment Agreement does not have a definite term. The Fisch Employment Agreement requires that (i) Dr. Fisch receive a minimum annual base salary of $180,000 and (ii) be eligible to receive an annual bonus equal to 45% of his base salary under the Company’s annual incentive bonus program. Dr. Fisch is also entitled to participate in all of our employee benefit plans, practices and programs on a basis no less favorable than other similarly situated employees. In the event that Dr. Fisch’s employment is terminated by the Company without “cause” or by Dr. Fisch for “good reason” (each as defined in the Fisch Employment Agreement), Dr. Fisch is entitled to continuation of his base salary for a period of six months following termination, payment of any unpaid annual bonus for any completed fiscal year, payment of a pro-rated payment of his target bonus for the year in which the termination occurs and continuation of medical and dental insurance coverage until the earliest of (i) six months following termination, (ii) the date Dr. Fisch is no longer eligible to receive COBRA or comparable state law continuation coverage or (iii) the date on which Dr. Fisch becomes eligible to receive substantially similar coverage from another employer or another source. If Dr. Fisch’s employment is terminated by the Company without “cause” or by Dr. Fisch for “good reason” within six months following a “change in control” (as defined in the Fisch Employment Agreement), then in addition to the benefits described in the preceding sentence Dr. Fisch is entitled to the accelerated vesting of all unvested equity compensation awards. The Fisch Employment Agreement contains customary noncompetition, nonsolicitation and nondisclosure covenants on the part of Dr. Fisch.

Compensation Clawback Policy
Effective November 30, 2023, the Company adopted a policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under securities laws. The policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 and any applicable rules or standards adopted by the SEC or the NASDAQ Stock Market. The policy applies to any of the Company’s current and former executive officers, as determined by the Board of Directors, who receives certain types of incentive compensation after such person began service as an executive officer and who served as an executive officer at any time during the performance period for the incentive compensation. The policy is effective as of October 2, 2023 and applies to incentive compensation that is approved, awarded or granted to the persons covered by the policy on or after that date. The foregoing description of our Clawback Policy is qualified in its entirety by the full text of our Clawback Policy, which has been filed as an exhibit to our most recent Annual Report on Form 10-K filed with the SEC.

Pay Versus Performance
The Company and its Compensation Committee are committed to ensuring alignment between Company performance and executive compensation to encourage and reward management for the creation of stockholder value. This Pay versus Performance disclosure provides an additional perspective on our pay and performance alignment. This perspective is enhanced by the inclusion of Compensation Actually Paid (CAP) to our named executive officers, which captures the annual change in management’s total, company-derived wealth. This provides a distinct view from total compensation for our named executive officers as set forth in the “Summary Compensation Table” (SCT) pay, which captures the annual economic cost of compensation to the Company.
Pay Versus Performance Table
The following table shows the past two fiscal years’ of SCT pay, CAP, our indexed total shareholder return (TSR), and our net income.
Pay vs. Performance Table

Year	Summary Compensation Table Total for PEO(1&2)	Compensation Actually Paid to PEO(1&3)	Average Summary Compensation Table Total for Non-PEO NEOs(1&2)	Average Compensation Actually Paid to Non-PEO NEOs(1&3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return(4)	Net Loss (thousands)(5)
2025	$1,649,663	$1,384,231	$855,212	$778,954	$3.30	$(22,726)
2024	$1,977,203	$1,827,392	$925,686	$896,816	$6.68	$ (37,801)
2023	$4,714,041	$(5,951,853)	$1,615,858	$(2,144,042)	$6.25	$ (93,153)

1	The Company’s Principal Executive Officer (PEO) and Named Executive Officers (NEOs) included in these columns reflect the following:

Year	PEO	Non-PEO NEOs
2025	Mitchell Steiner	K. Gary Barnette and Harry Fisch
2024	Mitchell Steiner	K. Gary Barnette and Harry Fisch
2023	Mitchell Steiner	Michele Greco and K. Gary Barnette

2	Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.
3
The following table details the adjustment to the Summary Compensation Table Total Pay for our PEO and the average for our other NEOs, to determine “compensation actually paid”, as computed in accordance with Item 402(v) of Regulation S-K. Amounts do not reflect actual compensation earned by or paid to our NEOs during the applicable year.

	PEO			NEO Average
	2025	2024	2023	2025	2024	2023
Summary Compensation Table Total	$1,649,663	$1,977,203	$4,714,041	$855,212	$925,686	$1,615,858
Less: Reported Fair Value of Equity Awards(a)	(163,296)	(516,774)	(3,828,717)	(44,928)	(140,189)	(1,030,871)
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year (b)	118,177	216,298	301,459	32,514	58,677	81,813
Add: Fair Value of Equity Awards Granted in the Year that Vested in the Year (b)	0	0	0	0	0	0
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year (b)	(65,832)	156,453	(1,999,699)	(22,313)	55,479	(761,211)
Add: Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years (b)	(154,481)	(5,788)	(5,138,937)	(41,531)	(2,837)	(2,049,631)
Less: Fair Value at end of Prior Year of Equity Awards Granted in Prior Years that Forfeited During the Year(b)	0	0	0	0	0	0
Compensation Actually Paid	$1,384,231	$1,827,392	$(5,951,853)	$778,954	$896,816	$(2,144,042)

(a)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
Fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. Fair values as of each measurement date were determined using valuation assumptions and methodologies that are generally consistent with those used to estimate fair value at grant under US GAAP, including expected term, expected volatility, expected dividend yield, and risk-free interest rates. See Note 10 to our audited consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on December 17, 2025.

4
The amounts reflect the indexed total shareholder return of our Common Stock at the end of each fiscal year. In each case, assume an initial investment of $100 on September 30, 2022, and reinvestment of dividends, if any.

5	The dollar amounts reported represent the net income reflected in our audited financial statements for the applicable year.

Relationship between Compensation Actually Paid and the Company’s Net Loss and Total Shareholder Return
As described in more detail under “Proposal 4: Non-Binding Advisory Vote on Executive Compensation,” the Company’s executive compensation program reflects a pay-for-performance philosophy. Because the Company’s business is focused on its drug development program and its research and development expenses can fluctuate based on the status of its clinical trial activity, the Company does not look to net loss as a performance measure for its executive compensation program. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. A large component of the Company’s executive compensation is equity-based to align compensation with performance, but compensation also includes annual cash bonuses that are designed to incentivize our named executive officers to achieve annual corporate goals. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table above.
Net Loss. The Company’s net loss has decreased from $93.2 million in fiscal 2023 to $37.8 million in fiscal 2024 and $22.7 million in fiscal 2025. The compensation actually paid to the Company’s PEO (as computed in accordance with SEC rules) was $(6.0) million in fiscal 2023, $1.8 million in fiscal 2024 and $1.4 million in fiscal 2025, and the average compensation actually paid to the Company’s non-PEO NEOs (as computed in accordance with SEC rules) was $(2.1) million in fiscal 2023, $0.9 million in fiscal 2024 and $0.9 million in fiscal 2025.
Total Shareholder Return. The value of an initial fixed $100 investment based on total shareholder return value was $6.25 as of the end of fiscal 2023, $6.68 as of the end of fiscal 2024 and $3.30 as of the end of fiscal 2025. The compensation actually paid to the Company’s PEO (as computed in accordance with SEC rules) was $(6.0) million in fiscal 2023, $1.8 million in fiscal 2024 and $1.4 million in fiscal 2025, and the average compensation actually paid to the Company’s non-PEO NEOs (as computed in accordance with SEC rules) was $(2.1) million in fiscal 2023, $0.9 million in fiscal 2024 and $0.9 million in fiscal 2025.
Policies and Practices Regarding Grants of Equity Awards
We grant equity awards in the form of stock option grants to our directors, executive officers and other employees. Such stock options generally vest over a period of three years from the date of grant and have an exercise price equal to the closing price of our Common Stock on the date of grant. The Compensation Committee approves all stock option grants. The Compensation Committee’s policy is to generally make stock option grants on regularly scheduled dates, which includes grants in May for directors, executive officers and other employees and also in October for outside directors. The Board of Directors or the Compensation Committee may change any regularly scheduled grant date if the Board of Directors or Compensation Committee determines that making grants on such date would not be in the Company’s best interest. Stock option grants may also be made on other dates in connection with new hires, promotions or similar events. It is the intent of the Company that no stock option awards will be backdated, nor will the timing of the public release of material information or of a stock option award be manipulated with the intent of benefiting an award recipient.
At a Compensation Committee meeting held on December 5, 2025, the Compensation Committee approved special option grants to employees, including the named executive officers, and non-employee directors to assist in incentivizing and retaining those individuals, particularly in view of the fact that the options held by these individuals all have exercise prices significantly in excess of the current trading price of our Common Stock. Options exercisable for a total of 334,700 shares of Common Stock with an exercise price of $2.49 were granted on December 5, 2025.

At a Compensation Committee meeting held on May 6, 2025, the Compensation Committee approved regularly scheduled stock option awards to employees, including the named executive officers. These awards were made the day before the Company announced its results for the quarter ended March 31, 2025 and filed a Quarterly Report on Form 10-Q on May 8, 2025. The table below provides information regarding these stock option awards made to the named executive officers.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Share)	Grant Date Fair Value of the Award
Percentage Change
in the Closing Market Price
of the Securities Underlying
the Award Between the Trading Day
Ending Immediately Prior to the
Disclosure of Material Nonpublic
Information and the Trading Day
Beginning Immediately Following
the Disclosure of Material
Nonpublic Information

Mitchell S. Steiner	05/06/2025	37,800	$5.02	$163,296	0%
K. Gary Barnette	05/06/2025	10,400	$5.02	$44,928	0%
Harry Fisch	05/06/2025	10,400	$5.02	$44,928	0%

DIRECTOR COMPENSATION AND BENEFITS
Overview
The Company does not currently have any arrangement in place to pay a retainer or other cash compensation to non-employee directors generally for their service as Board members. Non-employee directors are eligible to participate in our equity incentive plans and each non-employee director received a stock option award in each of May 2025 and October 2025.
Director Summary Compensation Table
The following table provides information concerning the compensation paid by the Company in fiscal 2025 to each person who served as a director during fiscal 2025 who was not a named executive officer of the Company on September 30, 2025.

Name	Option Awards(1)	All Other Compensation	Total
Mario Eisenberger, M.D.	$28,980	$4,335(2)	$33,315
Lucy Lu, M.D.	$58,040	—	$58,040
Michael L. Rankowitz	$61,220	—	$61,220
Grace Hyun, M.D.	$51,460	—	$51,460
Loren Katzovitz	$42,760	—	$42,760

(1)	The amounts reflect the grant date fair value of the stock option awards during fiscal 2025, computed in accordance with ASC Topic 718.
(2)
This amount reflects the incremental value due to the acceleration of vesting of stock option awards in connection with Dr. Eisenberger’s retirement from the Board of Directors effective March 13, 2025, computed in accordance with ASC Topic 718.

As of September 30, 2025, the directors listed on the Director Summary Compensation Table who are not named executive officers held the following number of stock options:

	Option Awards
Name	Vested	Unvested
Mario Eisenberger, M.D.	38,168	—
Lucy Lu, M.D.	24,001	19,999(1)
Michael L. Rankowitz	40,502	19,998(2)
Grace Hyun, M.D.	21,502	19,998(3)
Loren Katzovitz	2,667	15,333(4)

(1)
Represents (a) 3,000 stock options that vest on November 2, 2025, (b) 333 stock options that vest on May 9, 2026, (c) 5,333 stock options that vest one-half on each of October 2, 2025 and October 2, 2026, (d) 1,333 stock options that vest one-half on each of August 6, 2026 and August 6, 2027, (e) 7,000 stock options that vest one-third on each of October 1, 2025, October 1, 2026 and October 1, 2027, and (f) 3,000 stock options that vest one-third on each of May 6, 2026, May 6, 2027 and May 6, 2028.

(2)
Represents (a) 3,166 stock options that vest on November 2, 2025, (b) 166 stock options that vest on May 9, 2026, (c) 6,000 stock options that vest one-half on each of October 2, 2025 and October 2, 2026, (d) 666 stock options that vest one-half on each of August 6, 2026 and August 6, 2027, (e) 8,500 stock options that vest one-third on each of October 1, 2025, October 1, 2026 and October 1, 2027, and (f) 1,500 stock options that vest one-third on each of May 6, 2026, May 6, 2027 and May 6, 2028.

(3)
Represents (a) 2,666 stock options that vest on November 2, 2025, (b) 666 stock options that vest on May 9, 2026, (c) 4,000 stock options that vest one-half on each of October 2, 2025 and October 2, 2026, (d) 2,666 stock options that vest one-half on each of August 6, 2026 and August 6, 2027, (e) 4,000 stock options that vest one-third on each of October 1, 2025, October 1, 2026 and October 1, 2027 (f) 500 stock options that vest one-third on each of March 13, 2026, March 13, 2027 and March 13, 2028 and (g) 5,500 stock options that vest one-third on each of May 6, 2026, May 6, 2027 and May 6, 2028

(4)
Represents (a) 5,333 stock options that vest one-half on each of August 6, 2026 and August 6, 2027, (b) 1,000 stock options that vest one-third on each of March 13, 2026, March 13, 2027 and March 13, 2028, and (c) 9,000 stock options that vest one-third on each of May 6, 2026, May 6, 2027 and May 6, 2028.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The son of Dr. Harry Fisch, the Vice Chairman of the Board and Chief Corporate Officer of the Company, is employed by the Company in a non-executive officer position and earned total compensation of $296,000 for his services in fiscal 2025.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Engagement of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed Cherry Bekaert LLP as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending September 30, 2026. The board of directors proposes that the shareholders ratify this appointment. We expect that representatives of Cherry Bekaert LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
Prior Change of Independent Registered Public Accounting Firm
On May 22, 2024, we filed a Current Report on Form 8-K (the “Form 8-K”) with the SEC reporting that, on May 16, 2024, we dismissed RSM US LLP as our independent registered public accounting firm, and Cherry Bekaert LLP was engaged as our new independent registered public accounting firm on May 21, 2024. The decision to dismiss RSM US LLP and to retain Cherry Bekaert LLP was approved by our Audit Committee.
RMS US LLP’s reports on the Company’s consolidated financial statements for each of the fiscal years ended September 30, 2023 and September 30, 2022 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the fiscal year ended September 30, 2023 included an explanatory paragraph indicating that there was substantial doubt about the Company’s ability to continue as a going concern. During the fiscal years ended September 30, 2023 and September 30, 2024 and through May 16, 2024, there were no disagreements with RSM US LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to RSM US LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of SEC Regulation S-K, except for (A) the material weakness in the Company’s internal control over financial reporting disclosed in Part I, Item 4 of the Company’s Form 10-Q/A for the quarter ended June 30, 2023 filed with the SEC on November 15, 2023, which resulted in a restatement of the Company’s previously issued unaudited condensed consolidated financial statements as of and for the three and nine months ended June 30, 2023, as a material weakness in the Company’s internal control over financial reporting was identified related to its controls over applying technical accounting guidance to nonrecurring events and transactions, specific to the evaluation of information that was known or knowable at the time of the transaction or event, and (B) the material weakness in the Company’s internal control over financial reporting disclosed in Part II, Item 9A of the Company’s Form 10-K/A for the year ended September 30, 2023 filed with the SEC on April 1, 2024, which resulted in a restatement of the Company’s previously issued consolidated financial statements as of and for the years ended September 30, 2023 and 2022, as a material weakness in the Company’s internal control over financial reporting was identified related to its management review control over its estimate of research and development expenses associated with activities conducted by third-party service providers.
On May 21, 2024, following approval by the Audit Committee, we engaged Cherry Bekaert LLP as our new independent registered public accounting firm to succeed RSM US LLP. In deciding to appoint Cherry Bekaert LLP, the Audit Committee reviewed auditor independence and existing commercial relationships with Cherry Bekaert LLP and concluded that Cherry Bekaert LLP had no commercial relationship with the Company that would impair its independence for the fiscal year ending September 30, 2024.
We provided RSM US LLP with a copy of the disclosures in the Form 8-K prior to filing the Form 8-K. We requested that RSM US LLP furnish us with a letter addressed to the SEC stating whether RSM US LLP agrees with the statements made by us regarding RSM US LLP in the Form 8-K and, if not, stating the respects in which it does not agree. A copy of RSM US LLP’s letter dated May 22, 2024 to the SEC, stating that it agrees with the statements made in the Form 8-K, was filed as Exhibit 16.1 to the Form 8-K filed on May 22, 2024.
During the fiscal years ended September 30, 2023 and September 30, 2022, and the subsequent interim period through May 21, 2024, the Company did not consult with Cherry Bekaert LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of SEC Regulation S-K.
Vote Required for Approval and Board Recommendation
In the event that ratification of the appointment of Cherry Bekaert LLP as the independent registered public accounting firm for the Company is not obtained at the Annual Meeting, the Audit Committee of our Board of

Directors will reconsider its appointment, and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time if it determines that such change would be in our best interests.
Under Wisconsin law, the ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of this proposal, whether in person or by proxy, to exceed the number of votes cast against this proposal, assuming a quorum is present.
The Board of Directors recommends that shareholders vote FOR the ratification of Cherry Bekaert LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2026.

PROPOSAL 3: APPROVAL OF AMENDMENT TO THE 2018 EQUITY COMPENSATION PLAN
Summary of the Proposal
Subject to shareholder approval, the Board has adopted and approved an amendment to the 2018 Equity Incentive Plan to (1) increase the number of shares of Common Stock authorized for issuance under the 2018 Equity Incentive Plan from 2,600,000 shares to 5,850,000 shares (the “Authorized Shares”), (2) increase the annual limit on awards to participants other than non-employee directors from 100,000 shares to 750,000 shares (the “Individual Annual Limit”), and (3) increase the annual limit on awards to non-employee directors from 10,000 shares to 120,000 shares.
The Board believes that amending the 2018 Equity Incentive Plan to increase the number of Authorized Shares, increase the Individual Annual Limit and increase the annual limit for awards to non-employee directors is in the best interests of the Company and its shareholders and recommends a vote “FOR” the approval of the Equity Incentive Plan Amendment Proposal.
Reasons for the Proposed Increase in Authorized Shares Under the 2018 Equity Incentive Plan
The purpose of the 2018 Equity Incentive Plan is to assist the Company in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and service providers by enabling such persons to acquire or increase a proprietary interest in the Company. If the Company’s shareholders approve the amendment to the 2018 Equity Incentive Plan at the Annual Meeting, a total of 3,250,000 additional shares of Common Stock will be authorized for issuance under the 2018 Equity Incentive Plan.
Equity awards are a significant component of total compensation for our executive officers and other employees and are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. As of January 14, 2026, a total of 2,422,397 shares of Common Stock have been issued or are subject to outstanding awards under the 2017 Equity Incentive Plan and the 2018 Equity Incentive Plan, leaving a total of only 647,603 shares of Common Stock available for future grants under those plans and 400,000 shares available for future grants under the 2022 Employment Inducement Equity Incentive Plan. If the amendment to the 2018 Equity Incentive Plan is approved by our shareholders at the Annual Meeting, an additional 3,250,000 shares will be available for equity awards.
We recognize the dilutive impact of our equity compensation program on our shareholders and strive to balance its dilutive effect with the competition for talent in the competitive business environment and talent market, as well as the current market conditions, in which we operate.
All of the 2,133,146 outstanding options and stock appreciation rights under the Company’s equity incentive plans have exercise prices in excess of current trading price of the Common Stock. The Common Stock (which is the security that underlies grants of awards under the 2018 Equity Incentive Plan) is listed on the NASDAQ Capital Market under the symbol “VERU.” On January 14, 2026, the last reported sale price of the Common Stock was $2.34 per share. As of January 14, 2026, the outstanding options and stock appreciation rights under the Company’s equity incentive plans had a weighted average exercise price of $35.77 per share, which is approximately 1528% of the last reported sale price of the Common Stock on such date, and a weighted average remaining contractual term of 5.90 years.
As a result of the limited number of shares available for future awards under our equity incentive plans and the degree to which the outstanding options have exercise prices in excess of the current trading price of the Common Stock, we do not believe that our 2018 Equity Incentive Plan will serve as an adequate tool to incentivize and retain the employees who will be essential to our success without the proposed amendment to increase the Authorized Shares.
We recognize the importance of attracting, retaining and motivating those persons who make (or are expected to make) important contributions to the Company by providing such persons with equity opportunities and performance-based incentives. The Board believes that the amendment to the 2018 Equity Incentive Plan is critically important to the furtherance of these objectives. The Board also believes that, through the 2018 Equity Incentive Plan, as amended, we will be able to enhance the prospects for our business activities and objectives and more closely align the interests of those persons who provide services to the Company with those of our shareholders by offering such persons the opportunity to participate in our future through proprietary interests in the Company. If shareholders do not approve the proposal, we may need to grant cash and other non-equity rewards to these individuals. We believe that such alternative forms of compensation do not align employee interests with those of shareholders as efficiently as equity-based awards, and we feel it is important to provide compensation that continues to effectively align employees with shareholders and which provides a total compensation package that is competitive with other companies. Increased cash awards would also cause us to use our available cash resources more quickly.
Key Shareholder Focused Features of 2018 Equity Incentive Plan
The key shareholder-focused features of the 2018 Equity Incentive Plan – which include many best practices for equity plan governance - are summarized below:
•
The 3,250,000 additional shares to be authorized for issuance under the amendment to the 2018 Equity Incentive Plan represent approximately 20.2% of the shares of Common Stock outstanding as of January 14, 2026 and approximately 7.7% of the shares of Common Stock outstanding as of January 14, 2026 on a fully-diluted basis.

•
The 2018 Equity Incentive Plan authorizes the Company to grant various forms of long-term incentives, including stock options, restricted stock, stock appreciation rights, restricted stock units, performance unit awards, and other stock-based awards. The Company believes that this allows it the flexibility to tailor the long-term incentives to its business conditions.

•
Any full-value awards (i.e., awards other than options and stock appreciation rights) count as two shares for every share issued for purposes of the Authorized Shares and the Individual Annual Limit (the “Fungible Ratio”).

•	The 2018 Equity Incentive Plan has a fixed maximum number of Authorized Shares that cannot be increased without shareholder approval.
•
The 2018 Equity Incentive Plan has a maximum term of 10 years. No stock option or stock appreciation right can be issued under the 2018 Equity Incentive Plan with a term of more than 10 years and no award may be granted under the 2018 Equity Incentive Plan after the plan expires on March 20, 2028.

•	Awards under the 2018 Equity Incentive Plan may not vest sooner than 12 months from the date of grant, subject to exceptions for:
○	a maximum of 10% of the total number of Shares authorized under the 2018 Equity Incentive Plan
○	any awards made to directors or employees in lieu of any cash retainer in the case of directors or cash compensation in the case of employees
○	awards to directors which may become fully exercisable on the first anniversary of the date of grant or, if earlier, on the date of our next regular annual meeting of our shareholders, or
○	acceleration of vesting in accordance with the provisions of the 2018 Equity Incentive Plan.
•	The Company may clawback any Award in the event of certain financial statement non-compliance issues, as further described in the 2018 Equity Incentive Plan.
•	Dividends and dividend equivalents may only be paid when an underlying Award vests.
•
The 2018 Equity Incentive Plan prohibits re-pricing of stock options or stock appreciation rights and requires that all stock options and stock appreciation rights have an exercise price that will be equal to or exceed the fair market value of a share of Common Stock on the date the option or stock appreciation right is granted.

•	The 2018 Equity Incentive Plan is administered by our Compensation Committee, which is comprised solely of independent, non-employee directors.
Overhang and Historic Burn Rate
Overhang
Overhang provides a measure of the potential dilutive effect of all outstanding equity awards and Common Stock available for future grants. As of January 14, 2026, our overhang on a fully-diluted basis was 7.4%, calculated as the number of shares of Common Stock subject to equity awards not exercised, plus the number of shares of

Common Stock available to be granted under our equity incentive plans, divided by the sum of the total number of shares of Common Stock outstanding, the total number of shares of Common Stock subject to options and awards outstanding under our equity incentive plans, the total number of shares of Common Stock available for future grants under our equity incentive plans and the total number of shares of Common Stock subject to outstanding warrants (without giving effect to beneficial ownership limitations in such warrants), in each case as of January 14, 2026. If the proposed amendment to the 2018 Equity Incentive Plan is approved, the Company’s overhang on a fully-diluted basis would increase to 13.9%.
Historic Burn Rate
Our average burn rate for the past three fiscal years under our equity incentive plans was 3.0%. The following table sets forth our burn rate under our equity incentive plans for each of the past three fiscal years:

	2023	2024	2025
Equity awards granted	493,496	246,798	184,000
Basic weighted average common shares outstanding	8,497,338	13,487,502	14,646,294
Burn rate	5.8%	1.8%	1.3%

Eligible Participants
Eligible participants in the 2018 Equity Incentive Plan consist of employees, officers, directors, consultants and other persons who provide services to the Company, any subsidiary of the Company or any entity designated by the Board in which the Company or a subsidiary of the Company holds a substantial ownership interest, directly or indirectly.
As of January 14, 2026, we had approximately 20 employees (including officers) and four non-employee directors of the Company and its subsidiaries that would be eligible to participate in the 2018 Equity Incentive Plan. Our consultants are also eligible to participate in the 2018 Equity Incentive Plan. The number of our consultants generally fluctuates, but as of January 14, 2026, there were less than 25 consultants or advisors of the Company and its subsidiaries that would be eligible to participate in the 2018 Equity Incentive Plan. We have made awards to five consultants or advisors under the 2018 Equity Incentive Plan and we have no current plans to make any future awards to any other consultants or advisors under the 2018 Equity Inventive Plan. Determination of awards under the Plan will be made by the Compensation Committee based on factors such as the recipient’s contributions to the Company, longevity of service, and retention incentives. Information about the number and roles of employees may also be found in our Annual Report on Form 10-K filed on December 17, 2025, copies of which were distributed to shareholders with this Proxy Statement.
Description of the 2018 Equity Incentive Plan
A brief description of the 2018 Equity Incentive Plan, after giving effect to the proposed amendments, appears below. The following description of the 2018 Equity Incentive Plan is qualified in its entirety by reference to the text of the 2018 Equity Incentive Plan, which is attached as Appendix A to this proxy statement.
Key Provisions. Key provisions of the 2018 Equity Incentive Plan include the following:
•	Plan Effective Date: March 20, 2018.
•	Plan Termination Date: 10 years (March 20, 2028).
•	Shares Authorized: 5,850,000 shares of Common Stock.
•	Award Types:
○	Stock options (including both incentive stock options and non-qualified stock options);
○	Stock appreciation rights;
○	Restricted stock;
○	Restricted stock units;
○	Common Stock as a bonus or in lieu of obligations to pay cash;

○	Dividend equivalents;
○	Performance unit awards; and
○	Other stock-based awards on terms and conditions determined by the Compensation Committee.
•	Fungible Ratio: All awards other than stock options and stock appreciation rights shall count against the Authorized Shares and the Individual Annual Limit as two shares for every share awarded.
•
Award Limits: Awards to any single participant are limited to 750,000 shares of Common Stock per fiscal year. In addition, a non-employee director may not be granted awards covering more than 120,000 shares of Common Stock in any fiscal year.

•
Minimum Vesting: Subject to certain exceptions described below, no award shall have an initial vesting period shorter than 12 months. Other than that initial vesting requirement, vesting is determined by the Compensation Committee at the time of grant.

•	Repricing Prohibited: The Company is prohibited from repricing any stock options or stock appreciation rights without obtaining shareholder approval.
•
Exercise Price: All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of a share of Common Stock on the date the option or stock appreciation right is granted.

Adjustments. In the event of an extraordinary dividend, other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affecting the Common Stock, the Compensation Committee may, in its discretion, adjust the number and kind of shares granted under the 2018 Equity Incentive Plan, the number and kind of shares subject to awards and the exercise price, grant price or purchase price relating to any award.
Stock Options. Options granted under the 2018 Equity Incentive Plan may be non-qualified options or incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”). Grantees of stock options receive the right to purchase a specified number of shares of Common Stock or other awards at a specified exercise price and subject to the terms and conditions as are specified in the option grant. The exercise price of stock options granted under the 2018 Equity Incentive Plan may not be less than the fair market value of the Common Stock on the date of grant, and no stock option will be exercisable more than ten years after the date it is granted. The Compensation Committee will determine at the time of grant when each stock option becomes exercisable. Payment of the exercise price of a stock option may be in cash, withholding shares otherwise issuable with the consent of the Compensation Committee or such other method of payment permitted by the Compensation Committee. The options will expire at such time as the Compensation Committee determines.
Stock Appreciation Rights. A stock appreciation right is an award entitling the holder on exercise to receive Common Stock, other awards, cash or other property in an amount determined by reference to appreciation in the fair market value of a share of Common Stock from the date of grant until the date of exercise. The grant price of stock appreciation rights granted under the 2018 Equity Incentive Plan may not be less than the fair market value of the Common Stock on the date of grant, and no stock appreciation right will be exercisable more than ten years after the date it is granted.
Restricted Stock. Restricted stock awards provide for the grant to recipients of shares of Common Stock. In connection with the grant of restricted stock, the Compensation Committee may establish vesting criteria based on continued employment or such other factors or criteria as the Compensation Committee may determine. A grantee may not transfer any shares of restricted stock until any applicable vesting criteria have been satisfied, and restricted stock may be subject to forfeiture to the Company if a grantee’s employment or service relationship with the Company or any of its subsidiaries terminates before the end of the restriction period or if any of the other conditions precedent to the delivery of the shares subject to the award are not satisfied.
Restricted Stock Units. Restricted stock units provide a recipient with the right to receive shares of Common Stock, other awards, cash or other property after the vesting or other conditions to the right to receive the shares, other awards, cash or other property are satisfied. In connection with the grant of restricted stock units, the Compensation Committee may establish vesting criteria based on continued employment or such other factors or criteria as the Compensation Committee may determine. Restricted stock units may be subject to forfeiture to the Company if a grantee’s employment or service relationship with the Company or any of its subsidiaries terminates before the end of the restriction period or if any of the other conditions precedent to the delivery of the shares subject to the award are not satisfied.
Other Common Stock Awards. The 2018 Equity Incentive Plan authorizes the Compensation Committee to grant shares of Common Stock as a bonus, or to grant shares of Common Stock or other awards in lieu of obligations to pay cash or other property to recipients, all on terms determined by the Compensation Committee.
Dividend Equivalents. Dividend equivalents provide for the grant to recipients the right to receive cash, shares of Common Stock or other awards or property equal in value to dividends paid with respect to a specified number of shares of Common Stock. Any dividends otherwise payable with respect to an award that has not vested will be withheld by the Company for the account of the participant holding such award, and such dividends will be subject to the restrictions and a risk of forfeiture to the same extent as such award, will be distributed to the participant upon the vesting of such award and, if such award is forfeited prior to its vesting, the participant will have no right to such dividends or any interest thereon.
Performance Unit Awards. The 2018 Equity Incentive Plan authorizes the Compensation Committee to grant performance awards in cash, Common Stock or other awards based on specific performance criteria specified by the Compensation Committee.
Other Stock-Based Awards. In addition to the other types of awards described in this proxy statement, the 2018 Equity Incentive Plan authorizes the Compensation Committee to grant other stock-based awards denominated or payable in, valued in whole or in party by reference to, or otherwise based on or related to shares of Common Stock, as deemed by the Compensation Committee to be consistent with the terms and conditions of the 2018 Equity Incentive Plan.
Minimum Vesting. Awards under the 2018 Equity Incentive Plan may not vest sooner than 12 months from the date of grant, subject to exceptions for a maximum of 10% of the total number of Shares authorized under the 2018 Equity Incentive Plan, for any awards made to directors or employees in lieu of any cash retainer in the case of directors or cash compensation in the case of employees, for awards to directors which may become fully exercisable on the first anniversary of the date of grant or, if earlier, on the date of our next regular annual meeting of our shareholders, and for acceleration of vesting in accordance with the provisions of the 2018 Equity Incentive Plan.
Transferability. Except as otherwise authorized by the Compensation Committee, no award granted under the 2018 Equity Incentive Plan may be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution.
Termination of Employment. The Compensation Committee will determine the period of time for which any awards under the 2018 Equity Incentive Plan will continue to be exercisable and the terms of exercise upon termination of a participant’s employment or service with the Company or its subsidiaries.
Change of Control. In the event of a “Change of Control,” the Compensation Committee, in its sole discretion and without any requirement that any participants be treated consistently, may accelerate the vesting of any award or otherwise cause any restrictions on any award to lapse and consider any performance goals and conditions under any award to have been satisfied.
The 2018 Equity Incentive Plan generally defines a “Change of Control” as follows: (a) the acquisition by any person of beneficial ownership of more than 50% of either the value of the outstanding equity securities of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally at the election of directors, (b) during any two consecutive years, individuals who constitute the Board on the 2018 Equity Incentive Plan effective date cease to constitute a majority of the Board, (c) the consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction involving the Company or any of its subsidiaries or a sale or other disposition of all or substantially all of the assets of the Company or any of its subsidiaries, in each case, unless following such transaction: (1) beneficial owners of the outstanding equity securities of the Company and the outstanding voting securities of the Company entitled to vote generally at the election of directors immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the value of the outstanding equity securities and combined voting power of the then outstanding voting securities entitled to vote generally at the election of directors of the entity resulting from such transaction in the same proportions as their ownership of the Company prior to such transaction, (2) no person beneficially owns, directly or indirectly, 50% or more of the value of the then outstanding equity securities of the entity resulting from such transaction or the combined voting power of the then outstanding voting securities entitled to vote generally at the election of directors of the entity resulting from such transaction, except to the extent such level of ownership existed prior to such transaction and (3) at least a majority of the Board of the entity resulting from such transaction were members of the Board at the time of the execution of the initial transaction agreement or Board action in respect of such transaction, or (d) approval by the shareholders of a complete liquidation or dissolution of the Company.
Administration. The 2018 Equity Incentive Plan is administered by the Compensation Committee. As the administrator, the Compensation Committee will select the participants who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2018 Equity Incentive Plan and establish, amend and rescind any rules relating to the 2018 Equity Incentive Plan.
Amendments. The Board may at any time amend, alter, suspend, discontinue or terminate the 2018 Equity Incentive Plan, or the Compensation Committee’s authority to grant awards thereunder, provided that no such action may be taken by the Board without the approval of the Company’s shareholders to the extent necessary to comply with applicable laws or the rules of any stock exchange on which the Common Stock is listed. No such Board action in respect of the 2018 Equity Incentive Plan may materially and adversely affect the rights of any grantee with respect to any outstanding award without the consent of that grantee.
Material U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2018 Equity Incentive Plan and the disposition of shares acquired pursuant to the exercise of such awards. This summary is intended to reflect the current provisions of the Code and the regulations thereunder. However, this summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options. The 2018 Equity Incentive Plan authorizes the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under Section 422, holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those stock options. If the holder holds a share received upon exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised (sometimes referred to as the “required holding period”), the difference between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss (as opposed to ordinary income).
If, instead, the holder disposes of the stock acquired upon exercise of the incentive stock option before the end of the required holding period (a “disqualifying disposition”), the holder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the fair market value of the share on the date of the exercise of the stock option over the exercise price of the same. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the holder will not exceed the gain, if any, realized on the sale. If the amount of the proceeds on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain (depending on whether the holding period for the share exceeds one year).
For purposes of determining the amount of the “alternative minimum taxable income” of any taxpayer (other than a corporation) for the taxable year in which the exercise of an option occurs, the amount by which the fair market value of the share on the date the option is exercised exceeds the exercise price of stock option is treated as an item of adjustment and may result in “alternative minimum tax” liability. If however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes on the year the stock option is exercised.

No deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the incentive stock option of the disposition of a share acquired upon exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if the aggregate fair market value of stock with respect to which an incentive stock option becomes first exercisable by an individual in any calendar year exceeds $100,000 (based on the date of grant value), the portion of the incentive stock option in respect of those excess shares is expected will be treated as a non-qualified stock option for federal income tax purposes.
Generally, there is no income realization or taxation upon the grant of a non-qualified stock option, if such option is granted with an exercise price equal to or higher than the fair market value of the underlying stock on the grant date. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the exercise price paid at the time of exercise. Such income will be subject to income tax withholdings, and the participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that same date. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Stock Appreciation Rights. No income will be realized by a participant upon grant of stock appreciation rights. Upon the exercise of stock appreciation rights, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the stock appreciation rights. Such income will be subject to income tax withholdings, and the participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income. The Company will generally be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock and Performance Shares. A participant will not be subject to tax upon the grant of an award of restricted stock or performance shares unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock or performance shares becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any. Such income will be subject to income tax withholdings, and the participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If the participant made an election under Section 83(b) of the Code, the participant will recognize ordinary compensation income at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any, and any subsequent appreciation in the value of the shares will be treated as a capital gain upon sale of the shares. Special rules apply to the receipt and disposition of shares of restricted stock received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934. The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock Units and Performance Units. A participant will not be subject to tax upon the grant of a restricted stock unit or performance unit awards. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit or performance unit award, the participant will recognize ordinary compensation income equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. Such income will be subject to income tax withholdings, and the participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income. The Company will be able to deduct the amount of taxable compensation recognized by the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code, the recipient will owe an additional 20% federal excise tax and interest on any taxes owed.
Dividend Equivalents. A participant will not be subject to tax upon the grant of a dividend equivalent award, and the Company will not be entitled to a tax deduction at such time. Rather, upon the delivery of shares or cash pursuant to dividend equivalent award, the participant will recognize ordinary compensation income equal to the fair market value of the shares (or the amount of cash) the participant actually receives with respect to the award. Such income will be subject to income tax withholdings, and the participant may be required to pay to the Company the amount of any required withholding taxes in respect to such income (if such award is paid in shares). The Company will be able to deduct the amount of taxable compensation recognized by the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Other Common Stock Awards. A participant will recognize ordinary compensation income equal to the difference between the fair market value of the shares on the date the shares of Common Stock subject to the award are transferred to the participant over the amount the participant paid for such shares, if any, and any subsequent appreciation in the value of the shares will be treated as a capital gain upon sale of the shares. The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the Participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Section 409A of the Code. Certain types of awards under the 2018 Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% excise tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, awards granted under the 2018 Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.
Required Vote and Board Recommendation
Approval of the amendment to the Equity Incentive Plan Amendment Proposal requires that a majority of the votes cast at the Annual Meeting vote in favor of the amendment to the Equity Incentive Plan Amendment Proposal. If a shareholder does not submit a proxy card, provide proxy instructions by telephone or over the Internet or vote at the Annual Meeting, it will have no effect on the approval of the amendment to the Equity Incentive Plan Amendment Proposal. However, if a shareholder submits a proxy card or provides proxy instructions by telephone or over the Internet and affirmatively elects to abstain from voting, it will have the same effect as a vote “AGAINST” the amendment to the Equity Incentive Plan Amendment Proposal.
The Board of Directors recommends that shareholders vote FOR the amendment of the equity incentive plan.

PROPOSAL 4: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
Summary of the Proposal
We believe that our compensation policies and procedures, which are reviewed and approved by our Compensation Committee, are designed to align our named executive officers’ compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are important to our continued success. The Compensation Committee periodically reviews all elements of our executive compensation program and takes any steps it deems necessary to continue to fulfill the objectives of our compensation programs.
Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our named executive officers with the interests of the shareholders. This includes annual incentive compensation based on achievement of corporate goals and individual goals.
We believe shareholders should consider the following in determining whether to approve this proposal:
•
Clear and Straightforward Compensation Program. The compensation program for our named executive officers is clear and straightforward. Nearly all of the compensation to our named executive officers is based on only three components: base salary, annual performance awards and equity incentive awards.

•
Pay-for-Performance. A significant portion of the compensation payable to our named executive officers is based on performance. The Company has an annual incentive bonus program which provides participating named executive officers with the opportunity to receive annual payouts in cash. Participants are eligible to receive payouts upon achievement of corporate goals and individual goals. Corporate goals for fiscal 2024 and fiscal 2025 included specific objectives relating to general corporate matters and development for our drug candidates as well as the performance of our FC2 business for the fiscal 2024 bonus and the sale of the FC2 business for the fiscal 2025 bonus. Payouts are equal to each participant’s target amount multiplied by the weighted percentage achievement of the corporate goals, corporate stretch goals, and the participant’s individual goals. Payout could exceed 100% of the target amount through the achievement of corporate stretch goals.

•
Equity Incentive Awards. We have used equity incentive compensation in the form of grants of stock options subject to time-based vesting criteria to further achieve our goals of aligning our shareholders’ interests with those of our named executive officers and to promote our executive retention objectives.

•	No Perquisites. We do not offer perquisites to our named executive officers.
•
No SERP Benefits. We do not offer supplemental retirement benefits to any of our named executive officers. The only retirement benefit we offer to our named executive officers is participation in a 401(k) retirement plan.

For the reasons discussed above, the Board recommends that the shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion, is hereby APPROVED.”
Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Vote Required for Approval
The approval of the non-binding advisory proposal on our executive compensation described in this Proxy Statement requires the votes cast in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote.
Board of Directors Recommendation
The Board of Directors recommends a vote FOR the non-binding advisory resolution approving our executive compensation.

PROPOSAL NO. 5 APPROVAL OF ADJOURNMENT PROPOSAL
Summary of Proposal
The Company’s shareholders are being asked to approve a proposal providing for the adjournment of the Annual Meeting if necessary or appropriate in the view of the Board, including to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve any of the other proposals described in this proxy statement and to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the shareholders of the Company prior to the Annual Meeting.
In this proposal, the Company is asking the Company’s shareholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Annual Meeting, and any subsequent adjournments, to another time and place. If the Company’s shareholders approve the Adjournment Proposal, the Company could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, in any of the circumstances described above to a later date and use the additional time to, among other things, solicit additional proxies in favor of any of the other proposals described in this proxy statement, including the solicitation of proxies from holders of Common Stock that have previously voted against such proposal. Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against any of the other proposals, the Company could adjourn the Annual Meeting without a vote on such proposal and seek to convince the holders of those shares of Common Stock to change their votes to votes in favor of such proposal.
The Board believes that if the number of shares of Common Stock present in person or by proxy at the Annual Meeting and voting in favor of any of the other proposals is not sufficient to approve such proposal, it is in the best interests of the shareholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve such proposal. If the Annual Meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.
Vote Required for Approval
The vote on the Adjournment Proposal is a vote separate and apart from the vote on the other proposals. Accordingly, a shareholder may vote to approve any of the other proposals and vote not to approve the Adjournment Proposal and vice versa. Approval of the adjournment of the Annual Meeting, if necessary, including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of any of the other proposals, requires the votes cast in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes, if any, will have no effect on the approval of the Adjournment Proposal, while shares of Common Stock not in attendance will have no effect on the outcome of any vote on the Adjournment Proposal.
Board of Directors Recommendation
The Board of Directors recommends a vote “FOR” the Adjournment Proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes share information, as of September 30, 2025, for the Company’s equity compensation plans and arrangements. In March 2008, the Company’s shareholders approved the 2008 Stock Incentive Plan and authorized 200,000 shares for issuance under the plan. In July 2017, the Company’s shareholders approved the 2017 Equity Incentive Plan and authorized 470,000 shares for issuance under the plan. In March 2018, the Company’s shareholders approved the 2018 Equity Incentive Plan and authorized 200,000 shares for issuance under the plan, in March 2021 the Company shareholders approved an increase in the number of shares authorized to be issued under the 2018 Equity Incentive Plan to 1,100,000 shares, in March 2022 the Company shareholders approved an increase in the number of shares authorized to be issued under the 2018 Equity Incentive Plan to 1,850,000 shares and in March 2025, the Company shareholders approved an increase in the number of shares authorized to be issued under 2018 Equity Incentive Plan to 2,600,000 shares. In June 2022, the Board of Directors adopted the 2022 Employment Inducement Equity Incentive Plan and authorized 400,000 shares for issuance under the plan. The 2022 Employment Inducement Equity Incentive Plan was adopted without shareholder approval in accordance with NASDAQ Listing Rule 5635(c)(4) for awards that provide a material inducement to new employees entry into employment with the Company.

Equity Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and SARs	Weighted-Average Exercise Price of Outstanding Options and SARs	Shares Remaining Available for Issuance Under Compensation Plans
Equity compensation plans approved by shareholders	1,916,020	$42.09	864,729
Equity compensation plans not approved by shareholders	—	—	400,000
Total	1,916,020	$42.09	1,264,729

PROPOSALS AND DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING
Any shareholder who desires to submit a proposal for inclusion in the proxy materials for the 2027 Annual Meeting of Shareholders in accordance with Rule 14a-8 must submit the proposal in writing c/o Secretary, Veru Inc., 2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127. We must receive a proposal by September 30, 2026 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in the proxy materials for the 2027 Annual Meeting of Shareholders.
Director nominations and shareholder proposals for other business that are not intended to be included in the proxy materials for the 2027 Annual Meeting of Shareholders, but that are to be presented by a shareholder from the floor are subject to advance notice provisions in our by-laws. According to our by-laws, in order to be properly brought before the meeting, director nomiations or any other shareholder proposal not intended for inclusion in our proxy materials must be received at our principal offices no later than December 12, 2026, which is 90 calendar days prior to the anniversary of this year’s meeting date, and no earlier than November 12, 2026, which is 120 calendar days prior to the anniversary of this year’s meeting date. The persons named as proxies in our proxy for the 2027 Annual Meeting of Shareholders will have discretionary authority to vote the shares represented by such proxies on any such shareholder proposals, if presented at the 2027 Annual Meeting of Shareholders, without including information about the proposal in our materials. If the chairman of the meeting decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2027 Annual Meeting of Shareholders will have the right to exercise discretionary voting power with respect to such proposal. Any nominations or other proposals received from shareholders must be in full compliance with applicable laws and with our by-laws. A copy of the full text of the Company’s current bylaws may be obtained upon written request to the Secretary at the address provided in the next sentence and online on the SEC’s website, www.sec.gov. All nominations and other shareholder proposals should be marked for the attention of Secretary, Veru Inc., 2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127.
In addition to satisfying the requirements under our by-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than January 11, 2027, which is 60 calendar days prior to the anniversary of this year’s meeting date.

ANNUAL REPORT
We are required to file an Annual Report, called a Form 10-K, with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended September 30, 2025 will be provided without charge on written request of any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to: Secretary, Veru Inc., 2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127.
EXPENSES OF SOLICITATION
The cost of this solicitation of proxies will be paid by the Company. It is anticipated that the proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by our regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to beneficial owners of stock held by such persons. We will reimburse such parties for their expenses in so doing.
We have engaged Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and informational support in connection with the Annual Meeting, for a fee of $10,000, plus the reimbursement of reasonable expenses.

By Order of the Board of Directors,

Philip R. Greenberg, Secretary

Miami, Florida
January 28, 2026

VERU INC.
ATTN: PHILIP R. GREENBERG
2916 N. MIAMI AVENUE, SUITE 1000
MIAMI, FL 33127

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on March 11, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on March 11, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Mitchell S. Steiner 02) Harry Fisch 03) Michael L. Rankowitz 04) Grace Hyun 05) Lucy Lu
06) Loren Katzovitz

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000687908_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/Form 10K are available at www.proxyvote.com

VERU INC.
Annual Meeting of Shareholders
March 12, 2026 9:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mitchell S. Steiner and Michele Greco, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of VERU INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on March 12, 2026, at Veru Inc., 2916 N. Miami Avenue, Suite 1000, Miami, FL 33127, and any adjornment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If other matters come before the meeting, this proxy will be voted in accordance with the best judgment of the proxies appointed.

Address changes and comments can be directed to Veru's Investor Relations Department at veruinvestor@verupharma.com.

0000687908_2 R2.09.05.010

Continued and to be signed on reverse side